                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") between Eastern Heating & Cooling, Inc. (the "Company"), and Fred Giardenelli, Jr. ("Executive") is entered into and effective as of the 1st day of June, 2003. This Agreement supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

                                 R E C I T A L S

         The following statements are true and correct:

                  As of the date of this Agreement, the Company, and its affiliates (collectively, the "Comfort Group") are engaged in the business of mechanical contracting services, including heating, ventilation and air conditioning, plumbing, fire protection, piping and electrical and related services ("Services").

                  Executive is employed by the Company in a confidential relationship wherein Executive, in the course of Executive's employment with the Company, will become familiar with and aware of information as to the Comfort Group's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Comfort Group, employees and future plans with respect thereto, all of which has been and will be established and maintained at great expense the Comfort Group. This information is a trade secret and constitutes the valuable goodwill of the Company and the Comfort Group.

                  Each of Company and Executive desire to establish Executive's employment by the Company pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, the Company and Executive hereby agree as follows:

                               A G R E E M E N T S

         1.       Employment and Duties.

                  (a) The Company hereby employs Executive in an executive position and Executive hereby accepts this employment upon the terms and conditions herein contained. Executive agrees to devote substantially all of Executive's business time, attention and efforts to promote and further the business of the Company.

                  (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company and the Comfort Group, including the Comfort Systems USA ("Comfort") Corporate Compliance Policy.

                  (c) Executive shall not, during the term of Executive's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting

         Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4.

         2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

                  (a) Base Salary. Effective the date hereof, the base salary payable to Executive is $180,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less often than monthly. On at least an annual basis, the Company will review Executive's performance and may make adjustments to such base salary if, in its discretion, any such adjustment is warranted.

                  (b) Executive Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to the extent specified below:

                           (i) Coverage, subject to contributions required of
                  employees generally, for Executive and Executive's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time for the benefit of its employees.

                           (ii) Reimbursement for all business travel and other
                  out-of-pocket expenses reasonably incurred by Executive in the performance of Executive's services pursuant to this Agreement. Reimbursable expenses shall be appropriately documented in reasonable detail by Executive, and shall be in a format consistent with the Company's expense reporting policy.

         3.       Confidentiality.

                  (a) Confidential Information. As used herein, the term "Confidential Information" means any information, technical data or know-how of the Company and the other members of the Comfort Group, including, but not limited to, that which relates to customers, business affairs, business plans, financial matters, financial plans and projections, pending and proposed acquisitions, operational and hiring matters, contracts and agreements, marketing, sales and pricing, prospects of the Comfort Group, and any information, technical data or know-how that contain or reflect any of the foregoing, whether prepared by the Company, any other member of the Comfort Group, Executive or any other person or entity; provided, however, that the term "Confidential Information" shall not include information, technical data or know-how that Executive can demonstrate is generally available to the public not as a result of any breach of this Agreement by Executive.

                  (b) No Disclosure. Except in the performance of Executive's duties as an executive of the Company, Executive will not, during or after the term of Executive's engagement with the Company, disclose to any person or entity or use, for any reason whatsoever, any Confidential Information.

         4. Non-Competition Agreement.

                  (a) Competition. Executive will not, during the period of Executive's employment by or with the Company, and for a period of one year immediately following the termination of Executive's employment, for any reason whatsoever, directly or indirectly, on behalf of Executive or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                           (i) engage, as an officer, director, shareholder,
                  owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, or make or guarantee loans or invest, in or for any business engaged in Services in competition with the Company Group or any other member of the Comfort Group within seventy-five (75) miles of where any Comfort Group operation or subsidiary conducts business if within the preceding two years Executive has had responsibility for, or material input or participation in, the management or operation of such other operation or subsidiary (the "Territory");

                           (ii) call upon any person who is, at that time, an
                  employee of the Company or any other member of the Comfort Group in a technical, managerial or sales capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or such other member of the Comfort Group;

                           (iii) call upon any person or entity which is at that
                  time, or which has been within ONE (1) years prior to that time, a customer of the Company or any other member of the Comfort Group for the purpose of soliciting or selling Services;

                           (iv) call upon any prospective acquisition candidate,
                  on Executive's own behalf or on behalf of any competitor, which acquisition candidate either was called upon by the Executive on behalf of the Company or any other member of the Comfort Group or was the subject of an acquisition analysis made by Executive on behalf of the Company or any other member of the Comfort Group for the purpose of acquiring such acquisition candidate.

         Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or on an over-the-counter or similar market.

                  (b) No Violation. It is specifically agreed that the period during which the agreements and covenants of Executive made in this
         Section 4 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 4.

                  (c) Extension. Notwithstanding the foregoing provisions of this paragraph 4, if this Agreement is terminated pursuant to paragraph 5, then, upon written notice to

         Executive not later than 60 days following the date of such termination, the Company may at its option extend by up to twelve additional months the agreements and covenants contained in this paragraph 4 by paying to Executive a number of months of base salary equal to the length of the extension specified in such notice, any such amounts to be payable during such extension period in a manner consistent with the Company's standard pay practices.


         5. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for a term of two (2) years, unless renewed or terminated under this Paragraph 5. At the end of the initial term described in the preceding sentence, this Agreement shall automatically renew for succeeding terms of one (1) year each (subject to termination under this Paragraph), unless either party shall, at least 10 days prior to the expiration of any term, give written notice of an intention not to renew this Agreement. This Agreement and Executive's employment may be terminated in any one of the following ways:

                  (a) Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate.

                  (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive's full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Executive's employment hereunder, provided Executive is unable to resume Executive's full-time duties at the conclusion of such notice period. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company Executive's base salary at the rate then in effect for six (6) months, and such amount shall be payable during such period in a manner consistent with Company's standard pay practices. The amount payable hereunder shall be decreased by the amount of benefits otherwise actually paid by the Company to Executive or on Executive's behalf or under any insurance procured by the Company.

                  (c) Good Cause. The Company may terminate this Agreement ten
         (10) days after written notice to Executive for good cause, which shall include any of the following: (i) Executive's willful or material breach of this Agreement; (ii) Executive's failure to perform any of his material duties following notice by the Company to Executive of such improper performance and Executive's failure to correct the improper performance to the satisfaction of the Company within a reasonable time; (iii) Executive's gross negligence in the performance or intentional nonperformance of any of Executive's material duties and responsibilities hereunder; (iv) Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company or any other member of the Comfort Group; (v) Executive's conviction of a felony crime; (vi) Executive's confirmed positive illegal drug test result; (vii) sexual harassment by Executive; or (viii) willful or material failure by Executive to comply with Comfort's Corporate Compliance Policy or other Company policies. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation.

                  (d) Without Cause. At any time after the commencement of Executive's employment, Executive or the Company may, without cause, terminate this Agreement and Executive's employment, effective fifteen
         (15) days after receipt of written notice. Should Executive be terminated by the Company without cause, Executive shall receive from the Company Executive's base salary at the rate then in effect for one year, and such amount shall be payable during such period in a manner consistent with the Company's standard pay practices. If Executive resigns or otherwise terminates Executive's employment, Executive shall receive no severance compensation.

                  (e) Change of Control, Change of Duties, Change of Compensation or Change of Location.

                           (i) At any time during the SIX-MONTH period following
                  a change of control of Comfort Systems USA, Inc. and/or Eastern Heating and Cooling, Inc., a change of duties of Executive, a change of compensation of Executive or a change of location of Executive (collectively "Change Events"), Executive may elect by written notice to receive a lump-sum payment equal to his annual base salary as of the date of such Change Event, provided, however, if Executive receives such Change Event payment, then for the remaining term of this Agreement he shall not be entitled to receive separation payments as otherwise provided under this Section 5. Notwithstanding the preceding sentence, in the event that in connection with a change of control of Comfort Systems USA, Inc., any former owners of the twelve original founding companies of Comfort Systems USA, Inc. receives a change of control payment under his Employment Agreement dated July 2, 1997 that is more than his annual base salary, Executive may instead elect to resign and receive the same multiple of his base salary as such other founding company owner has received, and such payment, if elected by Executive, shall be in lieu of, and in cancellation of, all of Executive rights under this and any preceding Employment Agreement.

                           (ii) For purposes of subparagraph (e)(i), the term
                  "change of control" shall include with respect to Comfort Systems USA, Inc. and/or Eastern Heating and Cooling, Inc. a sale of a majority of either corporation's capital stock, a sale of substantially all of either corporation's assets, a merger pursuant to which the ultimate shareholders of either corporation do not hold a majority of voting interest subsequent to said merger, or any other transaction of similar effect.

                           (iii) For purposes of subparagraph (e)(i), the term
                  "change of duties" with respect to Executive shall include any permanent and material adverse change, other than by the Executive himself, in the nature or scope of Executive's responsibilities and authorities from such responsibilities and authorities immediately prior to such change of duty.

                           (iv) For purposes of subparagraph (e)(i), the term
                  "change of compensation" of Executive shall include a decrease in the annual base salary in effect as of the date of the change of compensation payable by the Company thereof to Executive, other than as a result of the comparable change in compensation payable to substantially all other executive officers of the Company on the basis of the Company's or any subsidiary's financial performance.

                           (v) For purposes of subparagraph (e)(i), the term
                  "change of location" of Executive shall include a relocation, other than by the Executive himself, of more than 25 miles from Executive's work location immediately prior to the change of location where such location is also more than 10 additional miles from Executive's home.


         6. Return of Company Property. All records, plans, manuals, "field guides", memoranda, lists, documents, statements and other property delivered to Executive by or on behalf of the Company or any other member of the Comfort Group, by any customer of the Company or any other member of the Comfort Group (including, but not limited to, any such customers obtained by Executive), by any acquisition candidate of the Company or any other member of the Comfort Group, and all records compiled by Executive which pertain to the business or activities of the Company or any other member of the Comfort Group shall be and remain the property of the Company and shall be subject at all times to its discretion and control. Likewise, all correspondence with customers, representatives or acquisition candidates, reports, records, charts, advertising materials, and any data collected by Executive or by or on behalf of the Company or any other member of the Comfort Group or any representative of any of them shall be delivered promptly to the Company without request by it upon termination of Executive's employment with the Company.

         7. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of Executive's employment with the Company or within one (1) year thereafter, and which are directly related to the business or activities of the Company or which Executive conceives as a result of Executive's employment by the Company. Executive hereby assigns and agrees to assign all Executive's interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         8. Trade Secrets. Executive agrees that Executive will not, during or after the Term, disclose the specific terms of the Company's or any other member of the Comfort Group's relationships or agreements with significant vendors or customers or any other significant and material trade secret of the Company or any other member of the Comfort Group, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         9. Prior Agreements. This Agreement supercedes any prior documents or understandings with respect to Executive's employment with the Company. Executive warrants to the Company that the execution of this Agreement by Executive and Executive's employment by the Company and the performance of Executive's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

         10. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by the Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Executive, Executive's spouse and the estate of each shall not have any right to encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable; provided, however, that in the event of the death of Executive, any payments that Executive is entitled to receive may be assigned to the beneficiaries of Executive's estate. Subject to the preceding three (3) sentences and the express provisions of Section 11, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         11. Complete Agreement. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

         12. Amendment; Waiver. This Agreement may not be modified except in a writing signed by the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

         13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To the Company:  Comfort Systems USA, Inc.
                          777 Post Oak, Suite 500
                          Houston, TX 77056
                          Attention: General Counsel

         To Executive:    Fred Giardenelli, Jr.
                          1240 Milton Keynes Dr.
                          Niskayuna, NY 12309

Notice shall be deemed given and effective on the earlier of five (5) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

         14. Severability; Enforceability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in any covenant contained herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed. Each of the covenants contained in this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

         15. Survival. The provisions and covenants of Sections 3, 4, 6, 7 and 8 shall survive termination of this Agreement.

         16. Specific Performance Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants contained in Sections 3, 4, 6, 7 and 8 and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the Company shall be entitled to specific performance and that such covenants may be enforced by the Company in the event of any breach or threatened breach by Executive, by injunctions, restraining orders and other appropriate equitable relief. Executive further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


EXECUTIVE:                                  COMPANY:

                                            EASTERN HEATING & COOLING, INC.


/s/ Fred Giardenelli, Jr.                   /s/ William George
--------------------------                  ----------------------------------
Fred Giardenelli, Jr.                       Name:  William George
                                            Title:  Vice President